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                                                  Exhibit 1

                      IBM CREDIT CORPORATION
                     1133 Westchester Avenue
                     White Plains, NY  10604

                      IBM Credit Corporation

                        Medium-Term Notes

                  AMENDMENT TO AGENCY AGREEMENT
                                                  June 27, 1997


Credit Suisse First Boston Corporation
Park Avenue Plaza
New York, New York 10055

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Lehman Brothers
Lehman Brothers Inc.
3 World Financial Center
New York, New York 10285

Merrill Lynch & Co.
Merrill Lynch, Pierce,
  Fenner & Smith Incorporated
North Tower



                            -  -









World Financial Center
New York, New York 10281

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Smith Barney Inc.
390 Greenwich Street
New York, New York 10013
Dear Ladies and Gentlemen:

          The Agency Agreement dated March 13, 1992, as amended August 12, 1992, April 13, 1993, June 11, 1993, August 17, 1993, January
     6, 1994, November 17, 1994 and August 8, 1996 (the "Agency Agreement") contemplates the issuance from time to time by IBM Credit Corporation (the "Company") of up to $10,400,000,000 aggregate principal amount of the Company's Medium-Term Notes, of which the Company has issued and sold approximately $10,111,000 aggregate principal amount of Medium-Term Notes. The Agency Agreement is hereby amended to increase the aggregate principal amount of the Company's Medium-Term Notes which may be issued and sold from time to time by the Company thereunder to $13,900,000,000 and the aggregate principal amount of Medium-Term Notes which may be issued and sold from time to time thereunder on or after the date hereof to $3,788,900,000.
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          The aggregate principal amount of Medium-Term Notes which
     may be issued and sold by the Company under the Agency Agreement and the aggregate principal amount which may be issued and sold from time to time thereunder on or after the date hereof shall be reduced by the aggregate principal amount of Registered Securities other than Medium-Term Notes issued and sold by the Company under the Registration Statement.

          The parties hereto agree that Section 5(d)(ii) of the Agency Agreement is hereby amended by replacing "the opinion of Cravath, Swaine & Moore, counsel for the Issuer" with the following: "the opinion of counsel to the Issuer, who may be an employee of the Issuer."

          In all other respects the Agency Agreement shall remain in full force and effect.

     This Amendment to the Agency Agreement may be executed in counterparts, and the executed counterparts shall together constitute a single instrument.

                                   Very truly yours,

                                   IBM CREDIT CORPORATION


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                                   By:__________________________

     AGREED TO

     CREDIT SUISSE FIRST BOSTON CORPORATION

       By

          ________________________

     ___________________________________
           (Goldman, Sachs & Co.)

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     LEHMAN BROTHERS INC.

       By

          _______________________


     MERRILL LYNCH, PIERCE,
       FENNER & SMITH INCORPORATED

       By

          _______________________


     MORGAN STANLEY & CO.
       INCORPORATED

       By

          _______________________


     SALOMON BROTHERS INC

       By

          _______________________


     SMITH BARNEY INC.

       By

          _______________________